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                                                                  [PREMIER LOGO]




                                                       Premier People,
                                                       Products and Services
NEWS RELEASE
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                                                       Premcor Inc.
                                                       8182 Maryland Avenue
                                                       Suite 600
                                                       St. Louis, Missouri 63105
                                                       314-854-9696
                                                       314-854-1580 fax


              THOMAS O'MALLEY NAMED AS CHAIRMAN AND CHIEF EXECUTIVE
                            OFFICER OF PREMCOR INC.

     ST. LOUIS, February 5, 2002 - Premcor Inc. announced today that Thomas D. O'Malley has been appointed as its new chairman, chief executive officer, and president. Mr. O'Malley had been the chairman and chief executive officer of Tosco Corporation for many years and served as a vice chairman and a director of Phillips Petroleum from the consummation of that company's acquisition of Tosco in September 2001 until his recent resignation from those positions to join Premcor.

     Stephen A. Schwarzman, president and CEO of The Blackstone Group, Premcor Inc.'s majority shareholder said, "We are delighted that Tom O'Malley has agreed to become Premcor's chairman, chief executive officer, and president. Blackstone is very grateful to our current CEO, William C. Rusnack, for his excellent leadership of the company for the past four years and for his agreement to assist Tom in effecting the management transition."

     Mr. O'Malley said, "I am very pleased to have the opportunity to lead Premcor."

     Mr. O'Malley will be joined at Premcor by three key executives from his Tosco management team. Bill Hantke, Tosco's former vice president of corporate development, has joined Premcor as chief financial officer, replacing outgoing CFO, Ezra C. Hunt. Joining Premcor's board of directors are Jay Allen, Tosco's former president and CFO, and Wilkes McClave III, Tosco's former executive vice president and general counsel.

     Premcor Inc., through its principal operating subsidiaries, The Premcor Refining Group Inc. and The Port Arthur Coker Company, L.P., is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. The company has an aggregate 490,000 barrels per day (bpd) of crude distillation capacity at its three refineries located in Port Arthur, Texas (250,000 bpd), Lima, Ohio (170,000 bpd) and Hartford, Illinois (70,000 bpd).

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     The Premcor Refining Group Inc. is a wholly-owned subsidiary of Premcor USA
Inc., which is a wholly-owned subsidiary of Premcor Inc., whose principal shareholders are affiliates of The Blackstone Group (81%) and Occidental Petroleum (18%).

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Contact:

Investors:                                  Media:
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Karen Davis                                 Jim Joyce
(314) 854-1424                              (314) 854-1511